For Immediate Release
Contact:	Jerry Daly Daly Gray Public Relations jerry@dalygray.com	Dennis Craven Chief Financial Officer dcraven@cl-trust.com

	(703) 435-6293	(561) 227-1386

Chatham Lodging Signs Agreement to Acquire Hyatt Place Downtown Pittsburgh, Provides Business Update

PALM BEACH, Fla., June 11, 2013—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium branded select-service hotels, today announced that it has entered into an agreement to purchase the 178-room Hyatt Place® Pittsburgh/North Shore in Pittsburgh, Pennsylvania for a cash purchase price of $40 million, plus customary pro-rated amounts and closing costs.

The Pittsburgh Hyatt Place opened in December 2010 and is located in Pittsburgh’s North Shore neighborhood, next door to PNC Park (home of the Pittsburgh Pirates) and near such attractions as Heinz Field (home of the Pittsburgh Steelers), the Andy Warhol Museum, the Carnegie Science Center and the National Aviary. The Pittsburgh Hyatt Place is also proximate to Fortune 500 employers such as Alcoa, Del Monte Foods, PNC Financial, U.S. Steel and Heinz.

Upon completion of the acquisition, the Pittsburgh Hyatt Place will be managed by Island Hospitality Management, or IHM, which is 90% owned by Jeffrey H. Fisher, Chatham’s Chairman, President and Chief Executive Officer. Chatham expects that the acquisition of the Pittsburgh Hyatt Place will close by June 17, 2013. However, because the acquisition remains subject to customary closing requirements and conditions, Chatham can give no assurance that the acquisition will be consummated during that time period or at all. Chatham intends to fund the purchase with borrowings on its secured revolving credit facility and property specific debt. Chatham will update its guidance to reflect the Pittsburgh Hyatt Place acquisition in conjunction with its second quarter 2013 earnings announcement.

Additionally, Chatham announced that it anticipates its 2013 second quarter revenue per available room, or RevPAR, will be further impacted by renovations in connection with the Company’s rebranding of the former Doubletree Guest Suites hotel in Washington D.C. to a Residence Inn by Marriott, which Chatham expects to complete in the third quarter of 2013. Although its consolidated financial statements for the three months ended June 30, 2013 are not yet complete, Chatham currently anticipates reporting RevPAR and RevPAR growth over the second quarter 2012 as follows:

RevPAR	$114-$115
RevPAR growth, excluding the Washington D.C. hotel	4.5-5.0%
RevPAR growth	+2-3%

The Company has estimated its anticipated RevPAR for the second quarter 2013 and RevPAR growth over the second quarter 2012 in good faith based on its internal reporting of its results to date. The Company can provide no assurance that, upon completion of the quarter and completion of the accounting and financial reporting processes and finalizing the financial statements as of and for the three months ended June 30, 2013, the Company will not report RevPAR for the second quarter 2013 materially different than as set forth above.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 72 hotels acquired for approximately $1.5 billion, comprised of 20 hotels it wholly owns with an aggregate of 2,733 rooms/suites in 11 states and the District of Columbia and holds a minority investment in a joint venture that owns 52 hotels with an aggregate of 6,927 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.